Exhibit 99.2

        As furnished to the Securities and Exchange Commission on January 28, 2002

Ticketmaster
($ millions, except per share data)

							Company Revised Budget
		2001 Actual					2002
	Actual 2000
		Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	2003
REVENUES
Ticketing operations (a)	$518.6	$150.1	$163.9	$133.9	$131.8	$579.7	$156.8	$169.7	$147.6	$145.9	$620.0	$680.0
Personals (b)	29.1	8.5	10.7	12.5	17.6	49.2	18.3	21.5	23.4	24.8	88.0	135.0
City guide (c)	50.9	12.4	12.4	11.1	10.3	46.1	7.5	9.2	10.8	12.5	40.0	70.0
Corporate and other (d)	8.1	0.1	—	—	—	0.1	—	—	—	—	—	—

Total Revenue	$606.7	$171.2	$187.0	$157.5	$159.6	$675.2	$182.6	$200.4	$181.8	$183.2	$748.0	$885.0

EBITDA (e)
Ticketing operations (a)	$100.0	$30.2	$35.5	$19.0	$21.5	$106.2	$31.8	$39.3	$27.3	$26.6	$125.0	$145.0
Personals (b)	6.2	0.3	2.8	5.8	7.6	16.5	3.4	7.1	8.6	10.9	30.0	55.0
City guide (c)	(53.4)	(9.0)	(8.3)	(8.4)	(7.1)	(32.8)	(7.1)	(6.0)	(4.5)	(2.4)	(20.0)	—
Corporate and other (d)	(14.5)	(2.8)	(2.8)	(2.4)	(2.8)	(10.7)	(2.9)	(3.0)	(3.2)	(3.1)	(12.2)	(12.5)

Total EBITDA	38.3	18.7	27.3	14.0	19.2	79.3	25.2	37.4	28.2	32.0	122.8	187.5
Depreciation	(31.5)	(7.5)	(7.8)	(7.9)	(9.1)	(32.3)	(9.8)	(9.9)	(9.9)	(9.8)	(39.4)	(39.0)
Amortization (f)	(192.4)	(43.6)	(43.8)	(43.3)	(44.2)	(174.9)	(14.9)	(14.9)	(14.8)	(14.9)	(59.5)	(56.9)
Advertising provided by USA Networks, Inc.	(7.3)	(4.1)	(5.8)	(3.5)	(4.3)	(17.7)	(1.8)	(1.7)	(1.8)	(1.7)	(7.0)	(7.0)
Non-cash compensation	(1.4)	(0.3)	(0.3)	(0.3)	(1.5)	(2.5)	(1.0)	(1.0)	(1.0)	(1.0)	(4.0)	(4.0)
Merger and other non-recurring charges	(4.1)	—	—	(1.0)	—	(1.0)	—	—	—	—	—	—
Interest income / (expense)	(5.0)	(1.1)	—	0.4	0.3	(0.4)	0.4	0.3	0.3	0.4	1.4	1.4
Equity in net income (loss) of unconsol. affil.	(2.2)	0.5	0.4	(0.3)	(0.7)	(0.1)	0.3	0.4	0.2	(0.4)	0.5	—
Investment losses, net	(8.8)	—	—	(6.7)	(4.1)	(10.8)	—	—	—	—	—	—
Other income / (expense)	(2.2)	—	—	—	—	—	—	—	—	—	—	—

Income before taxes and minority interest	(216.5)	(37.3)	(30.1)	(48.5)	(44.3)	(160.4)	(1.6)	10.6	1.2	4.6	14.8	82.0
Minority interest	1.2	0.6	1.0	(0.1)	(0.5)	1.0	(0.1)	(0.1)	(0.1)	(0.2)	(0.5)	—

Pre-tax income / (loss)	(215.3)	(36.7)	(29.1)	(48.7)	(44.8)	(159.5)	(1.7)	10.5	1.1	4.4	14.3	82.0
Income tax provision (g)	(14.7)	(2.8)	(0.4)	(0.7)	(1.2)	(5.1)	(1.7)	(3.5)	(2.2)	(2.6)	(10.0)	(14.0)

Net income / (loss)	$(230.0)	$(39.6)	$(29.5)	$(49.4)	$(46.0)	$(164.5)	$(3.4)	$7.0	$(1.1)	$1.8	$4.3	$68.0

Weighted average shares outstanding (h)	139.4	141.1	141.3	141.6	141.7	141.4	142.0	142.3	142.6	142.9	142.0	143.5
Basic earnings per share	$(1.65)	$(0.28)	$(0.21)	$(0.35)	$(0.32)	$(1.16)	$(0.02)	$0.05	$(0.01)	$0.01	$0.03	$0.47
Cash earnings per share (i)	$(0.10)	$0.06	$0.14	$0.04	$0.06	$0.30	$0.10	$0.17	$0.11	$0.14	$0.52	$0.95

Note: Due to rounding of individual line items, numbers may not add.

(a)
Ticketing operations includes all of the Company's ticketing and reserved access operations and includes all direct overhead costs related to the ticketing and reserved access operations and is consistent with the previous presentation as reflected in USA Networks, Inc. financials.

(b)
Personals includes all direct overhead costs related to the personals operations.

(c)
City guide includes all direct overhead costs related to the city guide operations.

(d)
Corporate and other includes for 2000 the Company's Electronic Commerce Service and TM Realty operations, which have subsequently been transferred to USA Networks, Inc. For all periods this line includes the corporate expenses related to our operation as a public company and its growth initiatives.

(e)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity in net income (loss) of unconsolidated affiliates, investment losses, net and other income and expenses. The presentation of segment EBITDA reflects the allocation of direct overhead costs to the Ticketing operations, Personals and City guide segments and captures in Corporate and other those corporate expenses related to our operation as a public company and its growth initiatives. For the year 2000 and the first quarter 2001, the above amount may differ from the amount previously reported or furnished since commencing in the second quarter of 2001 the Company excluded non-cash compensation from its calculation of EBITDA and has adjusted the prior amounts for comparability purposes.

(f)
Effective January 1, 2002, all calendar year companies will be required to adopt the new accounting rules for goodwill. The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion for goodwill and other intangible assets. Although it has not completed its assessment, the Company anticipates a write-off of $75 to $125 million primarily related to the City guide segment. Although Citysearch is expected to generate positive cash flows in the future, due to cash flow discounting techniques required by the new rules, the discounted future cash flows do not support current carrying values. The new accounting rule is expected to reduce the Company's annual amortization of goodwill and other intangible assets by approximately $115 million. The estimated impact of the new accounting rules is reflected in the 2002 budget.

(g)
The income tax provision does not include a provision for U.S. federal income tax purposes. The Company has net operating losses of approximately $186 million and an offsetting valuation reserve. If and when the Company determines it is likely to use such net operating losses, the valuation reserve will be reversed accordingly and the deferred tax asset will be recognized as income and the Company will report a tax provision for domestic taxes in the ensuing future periods.

(h)
The Company's historical weighted average shares outstanding for 2000 was adjusted to reflect the 52 million shares issued to USA Networks, Inc. in the combination as if issued at the beginning of the period.

(i)
Cash EPS is defined as basic earnings per share excluding amortization, merger and other non-recurring charges, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, non-cash compensation, equity in net income (loss) of unconsolidated affiliates and investment losses, net. For the year 2000 and the first quarter 2001, the above amount may differ from the amount previously reported or furnished since commencing in the second quarter of 2001 the Company excluded non-cash compensation from its calculation of Cash EPS and has adjusted the prior amounts for comparability purposes.

Important:

  The Company's budget estimates above are based on the Company's expectations as of the date of this filing and the Company undertakes no obligation to update these estimates. These forward-looking estimates involve risks and uncertainties. The Company's actual results could differ materially from these estimates. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after January 28, 2002.